Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

On February 14, 2020, Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”) completed the previously announced “Business Combination” whereby the Company acquired Atlas Intermediate Holdings LLC (“Atlas Intermediate”) and completed the other transactions contemplated by the Unit Purchase Agreement, dated as of August 12, 2019, as amended on January 22, 2020, by and among the Company and the other parties thereto.

The following unaudited pro forma condensed combined financial information presents our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 and year ended December 31, 2019 based upon the combined historical financial statements of the Company, Boxwood and Atlas Intermediate after giving effect to the Business Combination and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination, equity financing, and debt financing as if they had been completed on January 1, 2019.

This information has been developed from and should be read together with the Company’s, Boxwood’s and Atlas Intermediate and ATC Group Partners LLC’s historical audited and unaudited financial statements and related accompanying notes.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Business Combination had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact, of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had the Business Combination been completed prior to the periods indicated above, or any integration costs and benefits from restructuring plans.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in thousands, except share and per share data)

	Atlas Intermediate (Historical) (1/1-2/14/2020) (US GAAP)	Atlas Technical Consultants, Inc. (Historical) (2/15-6/30/2020) (US GAAP)	Atlas Combined (As Reported) (1/1-6/30/2020) (US GAAP)	Boxwood (Historical) (1/1-2/14/2020) (US GAAP)	Combined Prior to Pro-Forma Adjustments	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	$58,687	$163,330	$222,017		$222,017			$222,017
Cost of revenues	(31,725)	(85,887)	(117,612)		(117,612)			(117,612)

Operating expenses	(45,075)	(68,666)	(113,741)	(17,285)	(131,026)	6,957	A	(94,697)
						9,845	B
						2,167	C
						75	D
						17,285	N
Operating (loss) income	(18,113)	8,777	(9,336)	(17,285)	(26,621)			9,708
Interest expense	(2,951)	(9,087)	(12,038)		(12,038)	1,712	E	(11,519)
						1,200	F
						(2,160	G
						(233	H
Interest income				411	411	(411	I	—
Other income (expense)	17	33	50		50			50
(Loss) before income taxes	(21,047)	(277)	(21,324)	(16,874)	(38,198)	36,437		(1,761)
Income tax expense	—	—	—	—	—	—		—
Net (loss)	(21,047)	(277)	(21,324)	(16,874)	(38,198)	36,437		(1,761)
Provision for non-controlling interest		5,141	5,141		5,141	2,785	M	7,926
Redeemable preferred stock dividends		(6,777)	(6,777)		(6,777)	(892	J	(8,973)
						(1,293	K
						(11	L
Net (loss) attributable to members/holders of Class A common stock	$(21,047)	$(1,913)	$(22,960)	$(16,874)	$(39,834)	37,026		$(2,808)

(Loss) Per Class A Common Share	N/A	$(0.33)		$(2.93)	N/A			$(0.49)

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	N/A	5,767,342		5,767,342	N/A			5,767,342

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	For the year ended December 31, 2019					For the year ended December 31, 2019
	Boxwood (Historical) (US GAAP)	Atlas Intermediate (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$471,047	$471,047	$—		$471,047
Cost of revenues	—	(259,741)	(259,741)	—		(259,741)
Operating expense	(3,713)	(192,075)	(195,788)	12,927	AA	(182,861)
Operating (loss) income	(3,713)	19,231	15,518	12,927		28,445
Interest expense	—	(9,862)	(9,862)	9,473	BB	(19,477)
				(19,088)	BB
Interest income	4,054		4,054	(4,054)	CC	—
Other income, net	—	149	149	—		149
Income (loss) before provision for income taxes	341	9,518	9,859	(742)		9,117
Provision for income taxes	(689)	(1,342)	(2,031)	(2,370)	DD	(4,401)
Net (loss) income from continuing operations	(348)	8,176	7,828	(3,112)		4,716
Provision for non-controlling interest	—	—	—	7,077	EE	7,077
Redeemable preferred stock dividends				(7,250)	FF	(17,919)
				(10,513)	FF	—
				(156)	FF	—
Net (loss) from Continuing Operations Attributable to Class A Shareholders	$(348)	$8,176	$7,828	$(13,954)		$(6,126)

Net loss per share – basic and diluted
Net loss/Net loss from continuing operations per share class A	$(0.52)					$(1.05)
Weighted average shares outstanding – class A	6,348,851					5,827,342

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Boxwood was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Atlas Intermediate issuing stock for the net assets of Boxwood, accompanied by a recapitalization. The net assets of Boxwood were stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and six months ended June 30, 2020 give pro forma effect to the Business Combination, equity financing and debt financing as if they had been completed on January 1, 2019. These periods are presented on the basis of Atlas Intermediate being the accounting acquirer.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•        the audited condensed statement of operations of Boxwood for the year ended December 31, 2019 and the related notes, included herein; and

•        the audited condensed consolidated and combined statement of operations of Atlas Intermediate Holdings LLC and ATC Group for the year ended December 31, 2019 and the related notes, included herein.

The unaudited pro forma condensed combined statement of operations for the quarter ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        the unaudited condensed statement of operations of the Company for the quarter ended June 30, 2020 and the related notes, included herein.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination or any integration costs or restructuring plans.

The pro forma adjustments reflecting the consummation of the Business Combination, equity financing, and debt financing are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. We believe that our assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company, Boxwood and Atlas Intermediate included herein.

2. Accounting Policies

Management is in the process of performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company. Boxwood and Atlas Intermediate have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Boxwood’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the quarter ended June 30, 2020 are as follows:

(A)	Reverse transaction related costs that were recorded in the financial records of Atlas Intermediate on the Closing Date of the Atlas Business Combination.
(B)	Reverse stock compensation expense that was accelerated upon change of control provisions within the incentive plans. These costs were recorded by Atlas Intermediate upon the Closing Date of the Atlas Business Combination.
(C)	Reverse change in control payments relating to certain executives due upon the completion of the Atlas Business Combination.
(D)	Reverse consulting fees associated with former Boxwood personnel to assist in the Atlas Credit Agreement (as defined in Note 7 — Long Term Debt of our unaudited financials for the quarterly period ended June 30, 2020) debt syndication process.
(E)	Reverse the write-off of the Atlas Credit Facility deferred loan fees that were recorded by Atlas Intermediate upon the closing of the Atlas Credit Agreement.
(F)	Reverse interest expense associated with the old Atlas Credit Facility as the pro-forma income statement assumes that debt would have been extinguished as of January 1, 2020.
(G)	Record interest expense associated with the Term Loan for the Atlas Credit Agreement for the period January 1, 2020 through February 14, 2020.
(H)	Record amortization of deferred financing fees associated with the Term Loan for the Atlas Credit Agreement for the period January 1, 2020 through February 14, 2020.

(I)	Elimination on interest income on the trust account.
(J)	Record cash dividends of the redeemable preferred stock at 5% on $145 million for the period January 1, 2020 through February 14, 2020.
(K)	Record PIK dividends of the redeemable preferred stock at 7.25% on $145 million for the period January 1, 2020 through February 14, 2020.
(L)	Record accretion of the 2.18% discount offered on the redeemable preferred stock for the period January 1, 2020 through February 14, 2020.
(M)	Record additional non-controlling interest provision as if the holders of Class B common stock shared in the results of the Company for the quarter based upon pro-forma results.
(N)	Reverse transaction related costs incurred by Boxwood Merger Corp in connection with the Atlas Business Combination including the write-off of $6 million of deferred IPO fees.
(AA)	Reflects elimination of transaction related costs incurred and recorded by Atlas Intermediate and Boxwood.
(B)	Reflects the elimination of interest expense on the historical debt that is settled, and additional interest expense as a result of the debt financing.
(CC)	Elimination of interest income on the trust account.
(DD)	Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments to income attributable to Class A stockholders at the estimated statutory tax rate of 26%. Income attributable to non-controlling interests is not subject to taxes.
(EE)	Reflects the 80% of interests related to the Class B stockholders.
(FF)	Reflects dividends payable to GSO in cash and PIK as well as the accretion of the 2.18% issuance discount on the preferred shares under the effective interest method, as outlined in the Equity Financing Commitment Letter, for the preferred shares reflected as redeemable non-controlling interests in the pro forma balance sheet.